EXHIBIT 99.1
                                                                    ------------

October 24, 2000

Contact: Dan McCarthy, (610) 774-5758

                   PPL CORP. ANNOUNCES STRATEGIC INITIATIVES

     PPL Corporation (NYSE: PPL) Tuesday (10/24) announced two initiatives that will contribute to the success of the company's growth strategy.

     William F. Hecht, PPL chairman, president and chief executive officer, said that the company has signed an agreement that provides 30 turbine-generators for its domestic generation expansion program. He also said that the company's Latin American operation has entered into a partnership with a leading business group in one of Chile's premier energy distribution companies.

     The gas-fired, 50-megawatt turbine-generators, which will be manufactured by General Electric, will provide PPL with flexibility in growing its electricity generation and marketing business in the eastern and western portions of the United States, Hecht said.

     "We already have identified and control a number of potential plant sites in these key markets - sites with ready access to fuel and electric transmission," said Hecht. "This agreement with GE provides us with 1,500 megawatts of capacity that we will be able to install in a timely fashion."

     Hecht said that PPL's proven development and project management processes give the company important advantages in the competition to bring new power plants into service.

     Another portion of the agreement with GE gives PPL the ability to buy an additional 36 turbine-generators as its generation expansion continues.

     PPL now operates about 10,000 megawatts of merchant generating capacity in the northeast and west electricity markets. In addition to the 1,500 megawatts of capacity related to this turbine purchase, the company is constructing a 250-megawatt plant in Connecticut that will generate electricity during intermediate and peak load periods beginning in the summer of 2001. PPL also is developing 900 megawatts of base-load type gas-fired plants in Arizona and Pennsylvania.

     The company has an objective to own and operate about 20,000 megawatts of capacity by the middle of this decade.

     "These GE turbine-generators, which complement our base-load generation portfolio, provide us with flexibility in our effort to capture the highest value in the competitive electricity generation market," said Hecht. "These units can be installed rapidly at a very economical cost. And, operationally, they have high fuel efficiency and can start up on short notice, giving them the capability to run at just the right time."

     PPL will pay General Electric about $400 million under the terms of the recent agreement. The turbines are being financed, Hecht said, using a leasing structure that eliminates the need for any cash outlays during the turbine manufacture process and diversifies the company's funding sources. The units are expected to go into service beginning in mid-2002 and to be immediately accretive to PPL Corp. earnings.

     The domestic generation expansion program is a cornerstone of PPL's strategy to grow shareowner value as significant opportunities are created by the deregulation of the U.S. electricity generation business.

     PPL also announced a partnership with the Claro group, one of Chile's outstanding business teams and key shareowners of Compania General de Electricidad S.A. (CGE), a leading energy distribution company in Chile.

     "For more than 40 years, the Claro group has provided superb leadership that has contributed to making CGE a premier electric and gas distribution company - one that understands how to build customer relationships that produce strong financial results," said Hecht. "This is a win/win agreement that provides us with an opportunity to work with acknowledged business leaders in Chile to explore further development opportunities to grow value for shareowners."

     "This agreement is important because it provides additional investment in Chile and because a leading U.S. electricity company is showing great confidence in CGE's management," the Claro group said in a public statement Tuesday. "PPL is recognized for its broad knowledge and for its proven ability to focus on customer needs in highly competitive electricity markets."

     CGE provides electricity delivery services to 1.4 million customers in Chile and natural gas delivery services to 200,000 customers in Santiago.

     PPL owns and operates Emel, a company that delivers electricity to 450,000 customers in Chile. From its Latin American headquarters in Santiago, PPL also owns and operates electric distribution companies in Bolivia, El Salvador and Brazil.

     PPL already has acquired about 3 percent of CGE. Under the terms of the partnership, the Claro group has the right to sell up to an additional 5.6 percent to PPL over the next two years. If the rights are exercised fully, Hecht said, PPL's total investment would be about $140 million.

     Based on the dividends that PPL will realize, the investment -- at either the current level or with the larger share - will initially be neutral to PPL Corp. earnings, Hecht said. Any additional purchase of CGE shares, he said, would occur only if such an acquisition would provide clear benefits for PPL Corp. shareowner value.

     These announcements, the company's third quarter earnings and the company's general business outlook, will be discussed during a teleconference with financial analysts on Wednesday (10/25) at 9 a.m. PPL invites investors, customers, news media and other interested parties to listen to the live Internet webcast of the teleconference on PPL's main Internet web site: www.pplweb.com. Interested individuals also can access the live conference call via telephone at 913-981-4900.

     Based in Allentown, Pa., PPL Corp. is a FORTUNE 500* company that delivers electricity and natural gas to more than 1.3 million customers in Pennsylvania; markets wholesale or retail energy in 42 U.S. states and Canada; provides energy services for businesses in the Mid-Atlantic and Northeastern U.S.; generates electricity at power plants in Pennsylvania, Maine and Montana; delivers electricity to 2.4 million customers in southwest Great Britain; and delivers electricity to nearly 1.8 million customers in Chile, Bolivia, El Salvador and Brazil.

     Certain statements contained in this news release, including statements with respect to future earnings, sales, operating costs, growth, international investment, project development, performance and generating capacity, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corp. believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather variations affecting customer energy usage; competition in retail and wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corp. and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; development of new projects; performance of new ventures; political, regulatory or economic conditions in countries where PPL Corp. or its subsidiaries conduct business; capital market conditions; foreign exchange rates; and the commitments and liabilities of PPL Corp. and its subsidiaries. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corp.'s Form 10-K and other reports on file with the Securities and Exchange Commission.